EXHIBIT 10.4
NAMED EXECUTIVE OFFICER COMPENSATION
As of February 11, 2020 and April 13, 2020
The following table sets forth the annual base salaries, as of February 11, 2020, and as subsequently reduced effective April 13, 2020, of the Named Executive Officers1 (the “NEOs”) of Franklin Resources, Inc. (the “Company”).

	February 11, 2020	April 13, 2020
Name and Principal Positions	Annual Base Salary	Annual Base Salary[2]
Gregory E. Johnson Executive Chairman and Chairman of the Board	$600,000	$480,000
Jennifer M. Johnson President and Chief Executive Officer	$750,000	$600,000
Matthew Nicholls Executive Vice President and Chief Financial Officer	$525,000	$420,000
Craig S. Tyle Executive Vice President and General Counsel	$525,000	$420,000
Jed A. Plafker Executive Vice President	$525,000	$420,000
The NEOs are also eligible to:

Incentive Compensation3

(a)
receive an annual cash incentive award pursuant to the Company’s Amended and Restated Annual Incentive Compensation Plan and/or the Company’s 2014 Key Executive Incentive Compensation Plan, each as amended and restated;

(b)
participate in the Company’s equity incentive program under which they may be granted restricted stock awards and/or restricted stock unit awards (including both time- and performance-based awards) pursuant to the Company’s 2002 Universal Stock Incentive Plan, as amended and restated; and

(c)	receive additional cash and/or equity awards for special recognition of significant contributions or for retention purposes (which may include time- and performance-based awards).

Benefit Plans and Other Arrangements

(a)
participate in the Company’s broad-based benefit programs generally available to its salaried employees, including health, disability and life insurance programs, the Franklin Templeton 401(k) Retirement Plan and the Company’s 1998 Employee Stock Investment Plan, as amended and restated (the “ESIP”); provided that Mr. G. Johnson and Ms. J. Johnson may not participate in the ESIP pursuant to applicable rules; and

(b)	receive certain perquisites offered by the Company, including club memberships, and, in certain limited cases, use of the Company’s aircraft for personal use.

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[1]
The NEOs listed herein are the Company’s current chief executive officer, current chief financial officer, and the three other most highly compensated executive officers of the Company as of September 30, 2019. Effective February 11, 2020, Ms. Johnson became Chief Executive Officer and Mr. Johnson became Executive Chairman.

[2]	Effective April 13, 2020, the annual base salaries of the NEOs and other senior management were reduced by 20%.

[3]
Mr. Nicholls joined the Company in May 2019. Under the terms of his offer letter, Mr. Nicholls is eligible to earn an annual incentive award of $2.6 million for fiscal year 2020, and has certain severance protections during the first two years of his employment.